Exhibit 99.1

Trovagene, Inc. Announces First Quarter 2014 Financial Results

SAN DIEGO, CA — May 12, 2014 Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months ended March 31, 2014.

“Our focus is to demonstrate the benefit of our precision cancer monitoring platform through research collaborations and expansion of our product offerings,” said Antonius Schuh, Ph.D., chief executive officer of Trovagene. “In the first quarter, we established two new partnerships to further validate our platform, presented clinical data at the AACR annual meeting, and made the first of our next-generation sequencing-based applications available through our CLIA laboratory. We look forward to advancing our technology and continuing to meet our goals and objectives throughout 2014.”

First Quarter 2014 Financial Results

For the first quarter ended March 31, 2014, Trovagene reported a net loss of $3.2 million, or $0.17 per share, as compared to a net loss of $1.1 million, or $0.07 per share, for the three months ended March 31, 2013. The increase in net loss is primarily due to increased operating expenses and changes in the fair market value of derivative instruments during the first quarter of 2014 as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $22.9 million on March 31, 2014, as compared to $25.8 million on December 31, 2013.

Review of First Quarter Announcements Demonstrate Continued Progress in Development Programs

•                  Released first multiplexed oncogene mutation assay using next generation sequencing, expanding Trovagene’s precision cancer monitoring platform with KRAS mutation detection

•                  Partnered with Catholic Health Initiatives Center for Translational Research to initiate several studies to evaluate the clinical and health economic benefits of Trovagene’s diagnostic platform

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

•                  Clinical study results presented at the AACR Annual Meeting demonstrate the ability of Trovagene’s precision cancer monitoring platform to detect and monitor BRAF V600E mutations in patients longitudinally

•                  Strengthened leadership with the addition of Rodney S. Markin, M.D., to the Board of Directors and Charles Cantor, Ph.D. to the Scientific Advisory Board

Reiteration of 2014 Goals and Objectives

•                  Conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s precision cancer monitoring platform as they become available

•                  Complete CLIA development and release additional urine-based assays to expand Trovagene’s precision cancer monitoring platform for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D collaborations with pharmaceutical companies

•                  Expand and enter into new partnerships with strategic diagnostic and life science companies

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA and RNA in urine.  The company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)

Revenues	$111	$119

Operating expenses:
Research and development	1,443	802
Sales and marketing	570	361
General and administrative	1,358	1,346
Total operating expenses	3,371	2,509

Operating loss	(3,260)	(2,390)

Other income (expense):	37
Change in fair market value of derivative instruments	33	1,279
Net loss and comprehensive loss	(3,190)	(1,111)

Preferred stock dividend	(9)	(6)
Net loss and comprehensive loss attributable to common stockholders	$(3,199)	$(1,117)

Basic and diluted net loss per share	$(0.17)	$(0.07)

Weighted average shares outstanding - basic and diluted	18,903	15,510

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)

Cash and cash equivalents	$22,871	$25,837
Other assets	728	568
Property and equipment, net	860	751
Total assets	$24,459	$27,156

Current portion of long-term debt	$201	$198
Accounts payable, accrued expenses and other liabilities	1,831	1,811

Long-term debt, less current portion	275	323
Derivative financial instruments	4,399	4,432
Stockholders’ equity	17,753	20,392
Total liabilities and stockholders’ equity	$24,459	$27,156

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